SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2004

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

EXPLANATORY NOTE:   The registrant is filing this Current Report on Form 8-K/A to correct inadvertent errors and omissions from the Current Report Form 8-K filed by it at 5:00 p.m. on the date hereof. None of such errors or omissions affect the reported amounts in such previously filed Current Report.

Item 12.         Results of Operations and Financial Condition.

        GrafTech International Ltd. today announced preliminary financial results for the fourth quarter ended December 31, 2003. The preliminary 2003 fourth quarter earnings per share range was $0.07-$0.09 (excluding other income /expense, net, a currency driven antitrust reserve adjustment and restructuring and impairment charges), as previously guided. (See earnings per share reconciliation at the end of this document.) Graphite electrode sales volume was approximately 53,000 metric tons in the 2003 fourth quarter and approximately 200,000 metric tons for the year 2003. Average sales revenue of graphite electrodes was approximately $2,400 per metric ton in the 2003 fourth quarter and approximately $2,340 per metric ton for the year 2003.

        GTI generated positive cash flow from operations in the fourth quarter, and net debt was approximately $482 million at December 31, 2003. (See net debt reconciliation at the end of this document.) GTI’s revolving credit facility was virtually undrawn at December 31, 2003.

        GTI expects to recognize other income, net, in the 2003 fourth quarter primarily due to the positive impact of changes in currency exchange rates on euro-denominated intercompany loans. In addition, due to the continued strengthening of the euro against the dollar, GTI expects to record a charge in the 2003 fourth quarter of approximately $9 million to increase the reserve for the euro-denominated antitrust fine assessed in July 2001 by the European Commission. This charge is expected to largely offset the other income, net. Also, during the quarter, GTI completed the sale of its land in Clarksville, TN, and received net proceeds of $2 million, which were used to reduce debt. GTI will record a $2 million net non-cash write off of the remaining book value of the assets at this site. GTI will also record a $6 million impairment of the remaining fixed assets at its Caserta, Italy manufacturing facility.

        For 2004, GTI continues building its graphite electrode order book, and expects average sales revenue per metric ton to be approximately $2,550 for the 2004 full year. This represents an increase of approximately $200 per metric ton over the average for the 2003 full year, an estimated one-quarter of which is associated with expected benefits from net changes in currency exchange rates. GTI expects graphite electrode sales volume for 2004 to be approximately 210,000 metric tons.

        While GTI is experiencing some raw material and energy cost increases, including those due to the impact of changes in currency exchange rates, it is directing its cost savings efforts to attempt to mitigate these impacts.

        GTI reiterates its earnings guidance of $0.60-$0.75 per diluted share for the 2004 full year, which is the same as the current 2004 earnings estimate range on First Call.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility that actual graphite electrode prices in 2004 may be different than current spot prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from corporate realignment or organizational refinements may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on assumptions and are subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

Three Months Ended December 31, 2003
Net income (loss) [$0.02 -$0.08 per diluted share]	$2-7
Adjustments:
Restructuring and impairment, net of tax	5
Plus: Currency adjustment to antitrust reserve, net of tax	9
Income (loss) excluding adjustments [$0.17 -$0.22 per diluted share]	$16-21

Less: Other (income) expense, net, net of tax	(10-12)

Income (loss) excluding restructuring, impairment, currency adjustment to antitrust reserve and other (income) expense, net [$0.07 - $0.09 per diluted share	$6-9

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding restructuring, impairment, currency adjustment to antitrust reserve and other (income) expense, net, is a non-GAAP financial measure that GTI calculates according to the schedule above, using preliminary GAAP amounts. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS AND NET DEBT GUIDANCE DATA: Earnings guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI’s debt, and other expense (income), net, due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate swaps and caps. Some of these items are recorded in other expense (income), net. Other items included in other expense (income), net, are non-operational items that are non-recurring or otherwise not reasonably predictable. GTI expects to record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        GTI’s earnings estimate is based upon an estimated 94.2 million weighted average shares outstanding for the 2003 fourth quarter.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

Dec-03 Estimate
Long term debt	$502
Short term debt	0

Total debt	502
Less:
Fair value of hedged debt obligation	(18)
Unamortized bond premium	4
Cash and cash equivalents	34

Net debt	$482

Above schedule excludes $17 million of letters of credit outstanding at December 31, 2003.

        NOTE ON NET DEBT RECONCILATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged debt obligations (which are interest rate swaps that have been marked-to-market) because they currently represent a liability with an offsetting non-cash adjustment recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities. GTI does not forecast the fair value of hedged debt obligation. Net debt guidance is subject to the considerations under Note on Reconciliation of Earnings and Note on Forward Looking Statements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     January 14, 2004

GRAFTECH INTERNATIONAL LTD. By: /s/ Karen G. Narwold —————————————— Karen G. Narwold Vice President, General Counsel Human Resources and Secretary

EXHIBIT INDEX

None.